Exhibit 99.1

Moleculin Successfully Completes First Cohort in Phase 1b/2 Trial Evaluating Annamycin in Combination with Cytarabine (Ara-C) for the Treatment of Acute Myeloid Leukemia (AML)

Preliminary results demonstrate a durable complete response at starting dose level in elderly subject

Positive results from first cohort allows Company to progress to second cohort in Phase 1b portion of the Phase 1b/2 trial with 230 mg/m2 dose of Annamycin

HOUSTON, May 2, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses, today announced the successful completion of the first cohort in the Phase 1b portion of its Phase 1b/2 clinical trial using Annamycin in combination with Cytarabine for the treatment of AML (MB-106).

In this first cohort three subjects were treated, all of whom are believed to be relapsed from multiple prior therapies. Annamycin was dosed at 190 mg/m2, along with Cytarabine at 2.0 g/m2/day for 5 days (total dose of 10 g/m2), consistent with the familiar 7+3 regimen, combining daunorubicin and Cytarabine, typically used as a first-line induction therapy. In the Company’s study therapy Annamycin replaces daunorubicin. The Company, at the recommendation of the data safety committee, deemed the first cohort dose as safe and opened the second cohort with the Annamycin dose being increased to 230 mg/m2.

The median of prior therapies for these three subjects were 5 (2 to 7). One of the subjects, who was 78 years of age at the time of study initiation with 2 prior multi-year therapies, was preliminarily recorded as a complete response at three weeks, or "CR”, per the protocol. This was subsequently confirmed to be a durable CR after four weeks. The other two subjects were shown to have disease progression. Subjects have already been identified as potential candidates for the second cohort.

“We are pleased with the rapid progress of this trial and to be advancing to the second cohort of escalated dosing. These preliminary results demonstrated by Annamycin in combination with Ara-C, add to our confidence in Annamycin’s potential to be an important treatment for refractory or relapsed AML. Since it wasn’t until we exceeded 210 mg/m2 in our single agent trials that we saw a consistent response rate (80%), we are glad to see a CR at just 190 mg/m2 and are eager to see how subjects respond at 230 mg/m2, especially since our preclinical animal studies showed a significant increase in activity when Annamycin is combined with Cytarabine, as it is in this trial. We are also encouraged to see a full slate of candidates already identified for the second cohort and our clinical team is working to get subject screening and dosing for this next cohort. We look forward to providing additional updates in the near future,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

The Phase 1b/2 MB-106 trial is an open label trial that builds on the safety and dosage data from the two successfully concluded single agent Annamycin AML Phase 1 trials, MB-104 and MB-105, conducted in the U.S. and Europe, respectively.

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory AML and soft tissue sarcoma (STS) lung metastases and the Company believes it may have the potential to treat additional indications.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the US Food and Drug Administration (FDA) for the treatment of STS lung metastases and the treatment of relapsed or refractory AML. For more information about the MB-106 Phase 1/2 trial, visit clinicaltrialsregister.eu and reference EudraCT 2020-005493-10 or clinicaltrials.gov and reference NCT05319587.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this release include, without limitation, the timing of future trial updates. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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